Ex-4.1

CONSULTING AGREEMENT

     This Consulting Agreement (“Agreement”) is made the ______ day of March 2004 by and between Qiao Xing Universal Telephone, Inc. (the “Company”), with its business address at Qiao Xing Science Industrial Park, Huizhou City, Guangdong, China, Post Code: 516023, and Mr. Kui Shing Andy LAI (the “Consultant”), with correspondence address at Room 4703, Central Plaza, 18 Harbour Road, Wanchai, HONG KONG.

RECITALS

     WHEREAS, the Company wishes to formally engage the Consultant with respect to certain aspects of its business;

     WHEREAS, the Consultant has provided certain consulting services to the Company in relation to project development and strategic alliances to the Company during the past two year, and is willing to continue to provide those consulting services to the Company for the consideration and conditions as set forth below;

AGREEMENT

     NOW THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. TERM

     The term of this Agreement shall commence on the date hereof and end on 31st December 2004.

2. CONSISTING SERVICES

     (a) Consulting Services. Business development and corporate planning, in particular for new projects and strategic alliances in telecommunication business in China and overseas.

     (b) Compensation. In consideration of the consulting services provided by the Consultant as set forth in paragraph 2 (a), and subject to the terms and conditions set forth herein, the Company hereby agrees to issue to Consultant 100,000 shares of the Company’s Common stock (the “Shares”) and register those shares immediately with the Securities and Exchange Commission of the USA (“SEC”). The Shares shall be issued to the Consultant promptly after the signing of this Agreement.

3. CONFIDENTIAL INFORMATION

     In connection with the providing of Consulting Services, the Company may provide the Consultant with information concerning the Company which the Company deems confidential (the “Confidential Information”). The Consultant understands and agrees that any Confidential Information disclosed pursuant to this Agreement is secret, proprietary and of great value to the Company, which value may be impaired if the secrecy of such information is not maintained. The Consultant further agrees that he will take reasonable security measures to preserve and protect the secrecy of such Confidential Information, and to hold such information in confidence and not to disclose such information, either directly or indirectly to any person or entity during the term of this agreement or any time following the expiration or termination hereof, provided, however, that the Consultant may disclose the Confidential Information to an assistant to whom disclosure is necessary for the providing of services under this agreement.

4. REPRESENTATION AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Consultant that:

     (a) Authorization and Validly of Shares. The Shares have been duly authorized and are validity issued and outstanding, fully paid and non-assessable and free of any preemptive rights. The Shares are not subject to any lien, pledge, security interest or other encumbrance.

     (b) Authorization of Agreement. The Company has taken all actions and obtained all consents or approvals necessary to authorize it to enter into this Agreement.

     (c) Registration. The Shares have been, or will be upon the filing of an appropriate Registration Statement with the SEC, registered pursuant to the Securities Act of 1933, as amended, and all applicable state laws.

5. INDEMNIFICATION

     The Company shall indemnify and hold harmless the Consultant against any and all liabilities, claims, lawsuits, including any and all awards and /or judgments to which it may become subject under any jurisdictions arising directly out of or in connection with the consulting services rendered by the Consultant contemplated in this Agreement except for any liabilities, claims and lawsuits (including awards and/or judgments), arising out of willful misconduct or willful omissions of the Consultant. The decision of whether the liabilities, claims and lawsuits are caused by the Consultant’s willful misconduct or willful omissions shall be determined by governing judiciary. In addition, the Company shall also indemnify and hold harmless the Consultant against any and all reasonable costs and expenses, including reasonable counsel fees, incurred relating to the foregoing.

6. INDEPENDENT CONTRACTOR STATUS

     It is expressly understood and agreed that this is a consulting agreement only and does not constitute an employer-employee relationship.

7. MISCELLANEOUS

     (c) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of Hong Kong.

     (d) Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

     (c) Construction. The captions and headings contained herein arc inserted for convenient reference only, are not a part hereof and the same shall not limit or construct the provisions to which they apply. Reference in this agreement to “paragraphs” is to the paragraphs in this Agreement, unless otherwise noted.

     (d) Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the express written consent of the other party hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Qino Xing Universal Telephone, Inc. Mr. Rui Lin WU	Mr. Kui Shing Andy LAI
/s/ Mr. Rui Lin WU	/s/ Mr. Kui Shing Andy LAI